For Immediate Release

VARSITY GROUP Announces ACQUISITION OF SCHOOL UNIFORM COmpany CAMPUS OUTFITTERS, llc

Washington, D.C., May 26, 2005 -- Varsity Group Inc. (NASDAQ: VSTY) announced today a definitive agreement to acquire privately held Campus Outfitters, LLC, in a cash and stock transaction valued at approximately $3.8 million, plus the assumption of certain liabilities. Campus Outfitters is based in College Park, MD and is a leading provider of uniform needs for private schools.

With this acquisition, Varsity Group strengthens its offering of service solutions to educational institutions. "The combination of Varsity Group's eduPartners program and Campus Outfitters' school uniform program allows us to approach the private school marketplace with one voice while offering two outstanding outsource solutions," commented Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group. "In addition to Campus Outfitters' extensive roster of private school relationships, we are excited to be adding the collective talent, energy and enthusiasm of another entrepreneurial and fast growing company to our team."

More details on the acquisition will be announced during Varsity Group's previously announced conference call scheduled for 4:30 P.M. EDT today.

The participant dial-in number for the conference call is 800.434.1335 for domestic calls and +1.404.920.6620 for international calls. The participant code is 754425. This conference call will be recorded and available for replay from the Investors section of our website located at http://www.varsity-group.com.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Varsity Group's eduPartners program offers educational institutions a comprehensive eCommerce solution for their textbook procurement operations. EduPartners today comprises a nationwide network of hundreds of educational institutions that have chosen to move their bookstore operations online through its innovative and convenient outsource model.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-Looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Contact:

Contact: Jack Benson

Company: Varsity Group Inc.

Title: Chief Financial Officer

Voice: 202-667-3400

URL at http://www.varsity-group.com